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                                                                    EXHIBIT 99.1

                         [LETTERHEAD OF PARTNERRE LTD.]

          PartnerRe Reaffirms Estimates on U.S. Terrorist Attack Events
                      Expected Net Losses $375-$400 Million
                      Company Remains Strongly Capitalized

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PEMBROKE, BERMUDA September 21, 2001 - PartnerRe Ltd. (NYSE: PRE) today reaffirmed its expected claims from the September 11 terrorist attacks in the United States, and outlined their impact on the company's financial results.

"After an exhaustive internal review with the co-operation of our brokers and cedents, we are confirming that our loss from the World Trade Center tragedy should fall within our initial estimated range of $375-$400 million," said Patrick Thiele, PartnerRe CEO and President.

"Given the nature of our coverages, we have confidence in that number, even as estimates of the event loss by others have escalated," he added.

Mr. Thiele also made the following points:

 .    PartnerRe neither provides nor purchases a meaningful amount of retrocessions. The gross losses from this event are estimated to be $425-$450 million. Of PartnerRe's expected retrocessions, approximately 60% are with companies rated "AA" or better. The estimate of net losses includes a conservative reserve for potentially non-recoverable retrocessions.

 .    PartnerRe's losses will be principally in property, aviation, and catastrophe treaties. PartnerRe does not have large exposure to casualty lines, nor does it provide life or accident and health coverages in the U.S. For the bulk of its exposures, PartnerRe has put up losses equal to the policy or occurrence limits.

 .    PartnerRe anticipates this event will reduce after tax earnings by
     $350-$375 million.

"The events of last week illustrate the value of reinsurance to our clients," said Mr. Thiele. "With greater demand, and with a new background of risks resulting from this tragic event, the high quality providers--those with substantial capital, strong balance sheets and underwriting skills--will be the ones that will succeed over the long term," he added.

"PartnerRe has the capital, the skills, and the appetite to help clients manage their risks effectively in this new world."

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies through its wholly owned subsidiaries, Partner Reinsurance Company, PartnerRe U.S. and PartnerRe S.A. Risks reinsured include property, catastrophe, agriculture, automobile, casualty, marine, aviation/space, credit/surety, technical and miscellaneous lines, life/annuity and health. In 2000 total revenues were $1.5 billion. As of June 30, 2001, total assets were $6.2 billion and total shareholders' equity was $2.1 billion.

PartnerRe on the Internet: www.partnerre.com
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This press release contains forward-looking statements that are based upon the
Company's assumptions and expectations concerning future events and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements made by, or on behalf of the Company. These risks and uncertainties include, among other things, those described in the Company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, such as general economic conditions and interest rates, some of which may be related to the insurance industries generally, such as pricing competition, industry consolidation and regulatory developments, and others of which may relate to the Company specifically, such as risks with implementing business strategies, adequacy of reserves, exposure to catastrophe losses, emergence of new information, credit, interest rate, currency and other risks associated with the Company's investment portfolio, and other factors. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized. The Company disclaims any obligation to update forward-looking information.

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Harold C. Hoeg, Group Treasurer
Media Contact: Celia Powell, Corporate Relations

Citigate Sard Verbinnen
(212) 687-8080
Jim Barron/Marzena Jablonska